CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of DoubleLine Funds Trust of our report dated May 21, 2025, relating to the financial statements and financial highlights of DoubleLine Selective Credit Fund, which appears in DoubleLine Funds Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Information” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 30, 2025